Exhibit 2.2
Execution Version
AMENDMENT NO. 2
TO AGREEMENT AND PLAN OF MERGER
     This AMENDMENT NO. 2, dated as of November 3, 2009 (this “Amendment”), to the Agreement and Plan of Merger, dated as of June 1, 2009, as amended by that certain Amendment No. 1, dated as of October 26, 2009 (the “Merger Agreement”), is entered into among HH GP Holding, LLC, an Oklahoma limited liability company (“Parent”), HLND MergerCo, LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), Hiland Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP”), and Hiland Partners, LP, a Delaware limited partnership (the “Partnership” and, together with Partnership GP, the “Hiland Parties”).
W I T N E S S E T H :
     WHEREAS, the parties hereto are parties to the Merger Agreement, pursuant to which, upon the terms and subject to the conditions set forth therein, the parties intend to effect the Merger whereby Merger Sub is to be merged with and into Partnership, with Partnership surviving that merger; and
     WHEREAS, the parties hereto wish to amend the Merger Agreement as set forth in this Amendment.
     NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that, effective as of the date of this Amendment, the Merger Agreement shall be amended as follows:
ARTICLE I
DEFINITIONS; REFERENCES
     Section 1.1 Definitions; References. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended by this Amendment. Each reference herein to “the date of this Amendment” shall refer to the date set forth above and, except as otherwise expressly provided in this Amendment, each reference in the Merger Agreement to the “date of this Agreement” or “date hereof” or similar references shall refer to June 1, 2009.

ARTICLE II
AMENDMENT
     Section 2.1 Amendment to Section 2.1. Section 2.1(a) of the Merger Agreement is hereby amended by deleting “$7.75” and replacing such amount with “$10.00”.
     Section 2.2 Amendment to Section 3.15. Section 3.15 of the Merger Agreement is hereby amended and restated in its entirety as follows: “The Conflicts Committee has received the written opinion of Jefferies & Company, Inc., dated as of November 3, 2009, to the effect that, as of November 3, 2009, the Merger Consideration is fair to the holders of Common Units (excluding Common Units owned by Partnership GP and its Affiliates (including Holdings)) from a financial point of view.”
     Section 2.3 Amendment to Section 4.4. Section 4.4 of the Merger Agreement is hereby amended by (a) adding the words “as amended as of the date of Amendment No. 2 to this Agreement” after the words “equity commitment letters” and (b) deleting the words “date hereof” in the last sentence of Section 4.4 and replacing them with the words “date of Amendment No. 2 to this Agreement”.
     Section 2.4 Amendment to Section 7.1. Section 7.1(b)(i) of the Merger Agreement is hereby amended by deleting the words “November 6, 2009” and replacing them with the words “December 11, 2009”.
     Section 2.5 Amendment to Section 7.2(a). Section 7.2(a) of the Merger Agreement is hereby amended by deleting “$1,100,000” and replacing such amount with “$1,420,000”.
     Section 2.6 Section 4.4 of the Parent Disclosure Schedule. Section 4.4 of the Parent Disclosure Schedule is hereby amended to include the letter attached as Annex A to this Amendment.
ARTICLE III
GENERAL PROVISIONS
     Section 3.1 Effect on the Merger Agreement. The Merger Agreement shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.
     Section 3.2 Counterparts; Effectiveness. This Amendment may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
     Section 3.3 Governing Law. This Amendment, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this

Amendment or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     Section 3.4 Headings. Headings of the Articles and Sections of this Amendment are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first written above.

HH GP HOLDING, LLC

By:	/s/ Harold Hamm Harold Hamm
President

HLND MERGERCO, LLC

By:	/s/ Harold Hamm Harold Hamm
President

HILAND PARTNERS GP, LLC

By:	/s/ Joseph L. Griffin Joseph L. Griffin
Chief Executive Officer and President

HILAND PARTNERS, LP

By:	Hiland Partners GP, LLC,
its General Partner

By:	/s/ Joseph L. Griffin Joseph L. Griffin
Chief Executive Officer and President